Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 15, 2005, relating to the financial statements and financial statement schedule of Greatbatch, Inc. (formerly known as Wilson Greatbatch Technologies, Inc.), and management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Greatbatch, Inc. (formerly known as Wilson Greatbatch Technologies, Inc.) for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Buffalo, NY
October 14, 2005